Exhibit 99.1

news release

NYSE: TC

TSX: TCM, TCM.WT

April 25, 2011	TSX-V:TRX.WT

THOMPSON CREEK TERMINATES OPTION AGREEMENT WITH U.S. ENERGY CORP.

Thompson Creek Metals Company Inc. (“Company” or “Thompson Creek”), a growing, diversified North American mining company, today announced that it has terminated its Option Agreement with U.S. Energy Corp. to acquire an interest in the Mount Emmons molybdenum project located in Gunnison County, Colorado.

“We made the strategic decision to step back from the Mount Emmons project and focus our efforts and resources on our Berg exploration property located in British Columbia,” stated Kevin Loughrey, Chairman and Chief Executive Officer of Thompson Creek. “Berg represents an attractive development project that potentially expands our molybdenum production, but also can further our diversification efforts. The measured and indicated resources for the Berg property include 3.3 billion pounds of copper, 412 million pounds of molybdenum, and 61 million ounces of silver.  We have redirected the pre-feasibility funding previously budgeted for Mount Emmons to Berg for an advanced scoping study to be initiated in 2011,” he added.

“In addition to Berg, we are continuing our work on the Endako Expansion Project, which is scheduled for completion later this year, and the construction and development of the Mt. Milligan copper-gold mine, which is expected to commence production in late 2013.  Endako and Mt. Milligan are near-term catalysts that we expect will significantly increase revenue, net income and shareholder value.  Consequently, we believe it is best to focus our efforts on these three projects and allow U.S. Energy Corp. to develop Mount Emmons as they see fit,” said Mr. Loughrey.

Mr. Loughrey continued, “We are proud to have partnered with U.S. Energy Corp. They have been an excellent partner and we respect the work they have done on the project.  We continue to believe that the Mount Emmons molybdenum project is a very good project that presents significant opportunities for the local and state economies.”

The termination of the Option Agreement will have no material impact on the Company’s financial statements.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.   The Company produces molybdenum at its 100%-owned Thompson Creek mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in northern British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Davidson molybdenum property and the Berg copper-molybdenum-silver property, both located in northern British Columbia.  Thompson Creek has approximately 967 employees.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking information” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation.  Often, but not always, forward-looking statements include  statements with respect to: future financial or operating performance of Thompson Creek or its subsidiaries and it projects; future inventory, capital expenditures and exploration expenditures; funding sources for the Mt. Milligan development costs; 2011 operating goals; and 2011 molybdenum prices.

Such factors include, among others, risks related to general business, economic, competitive, political and social uncertainties including global economic conditions; volatility in molybdenum prices; labor cost and materials cost fluctuations; foreign currency fluctuations; energy price fluctuations; project delays; title disputes or claims; limitations of insurance coverage; changes in governmental regulation of mining operations; risks related to the volatility of Thompson Creek’s share price; changes in environmental regulation; the actual results of current exploration activities; actual results of reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations of ore grade or recovery rates;  and failure of plant, equipment or processes to operate as anticipated.  Additional factors that could cause Thompson Creek’s results to differ from those described in the forward-looking information can be found in the section entitled “Risk Factors” in Thompson Creek’s Annual Report on Form 10-K and subsequent documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.  Forward-looking statements contained herein are made as of the date of this news release and Thompson Creek disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results or otherwise, except as required by law.  There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements.

For more information, please contact:

Pamela Solly Director Investor Relations Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Christine Stewart Renmark Financial Communications Inc. Tel: (416) 644-2020 cstewart@renmarkfinancial.com